Exhibit 16.1

August 22, 2025

Securities and Exchange Commission

100 F Street, N.E.

Washington, D.C. 20549-7561

Dear Sirs/Madams:

We have read Item 4.01 of Sagimet Biosciences Inc.’s Form 8-K dated August 22, 2025, and have the following comments:

1.	We agree with the statements made in the second paragraph and the fourth paragraph.

2.	We have no basis on which to agree or disagree with the statements made in the first paragraph or the third paragraph.

Yours truly,

/s/ DELOITTE & TOUCHE LLP